Exhibit 99.4


                             JOINT FILING AGREEMENT


     THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this thirty-first day of October 2006, by and among Stiefel Laboratories, Inc. and Charles W. Stiefel.

     The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or 13G relating to their ownership (direct or otherwise) of any securities of Connetics Corporation, a Delaware corporation, and any and all amendments thereto and any other document relating thereto (collectively, the "Filings") required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                  STIEFEL LABORATORIES, INC.

                                  By: /s/ Devin Buckley
                                      ------------------------------------------
                                      Name: Devin Buckley
                                      Title: Vice President and General Counsel



                                   /s/ Charles W. Stiefel
                                   ---------------------------------------------
                                   Charles W. Stiefel